Exhibit 99.1

Press Release

TNS, Inc. Rejects Acquisition Proposal As Inadequate
- Issues Preliminary 2007 Financial Outlook; Board Reviewing Capital Structure -

RESTON, Va.—Jan. 23, 2007—TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost effective data communications services for transaction-oriented applications, announced today that it had rejected a proposal received on January 22 from a group led by John J. McDonnell, Jr. to acquire the Company for $16 per share.

In response to an unsolicited proposal to purchase the Company made by the McDonnell group on December 20, 2006, the Board of Directors provided the group confidential access to financial and other information and required the group to submit a best and final offer to the Company by late January.  The Company also provided confidential access to financial and other information to two other potential bidders, each of whom declined to submit an offer.

After full consideration of the Company’s business and prospects, the Board of Directors concluded that the $16 proposal was inadequate as it substantially undervalued the Company.  Further, in view of the extended time and effort devoted to the process of receiving and evaluating offers for the Company and the related distraction from the Company’s business, the Board of Directors determined that it is in the best interests of the Company and its stockholders to terminate the current bid process.

“We were surprised that the McDonnell group reduced its proposed offer so dramatically and apparently took such a pessimistic view of the Company’s prospects,” commented Henry Graham, TNS’ Chief Executive Officer.  “Now that this process has concluded, we can return our focus to executing on the company-wide initiatives we previously implemented.  We continue to be very optimistic about TNS’ future.”

Preliminary 2007 Financial Outlook:

In reviewing the McDonnell group’s proposal, the Board of Directors evaluated, among other things, the Company’s preliminary outlook for 2007, which is as follows:

•                  Total revenue of $312-$320 million for the year ending December 31, 2007.

•                  Adjusted earnings per share of $0.97-$1.07 for the year ending December 31, 2007.

TNS will provide additional information related to the outlook for 2007 in its fourth quarter 2006 earnings call.

For fiscal year 2006, TNS continues to anticipate total revenue of $280-$285 million and adjusted earnings per share of $0.75-$0.80, excluding non-recurring items.  Adjusted earnings per share is a non-GAAP measure.  See “Financial Measures” below for a discussion of this measure and a reconciliation to GAAP earnings per share.

Board Evaluating Capital Structure

Finally, the Board of Directors announced that it was evaluating the Company’s capital structure with a view toward seeking ways to enhance shareholder value.  The outlook for 2007 announced in this release does not take into account any possible impact of changes in the Company’s capital structure.

Financial Measures

In this press release the Company presents adjusted earnings per share, which is a non-GAAP measure.  Adjusted earnings per share is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate and then divided by shares outstanding.  The Company believes that this non-GAAP measure provides useful information to investors because this metric provides a more focused measure of forecasted operating results.  This metric is an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K filed with the SEC on March 16, 2006 and in Form 10-K/A (Amendment No. 1) filed on July 21, 2006.  In addition, the statements in this press release are made as of January 23, 2007.  The Company expects that subsequent events or developments will cause its views to change.

The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to January 23, 2007.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777